CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Global Strategic Income Fund:

We consent to the use of our report dated November 28, 2018, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Global Strategic Income Fund (the “Fund”) as of September 30, 2018, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Organization and Management of Wholly-Owned Subsidiary”, “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

                                                            /s/ KPMG LLP

KPMG LLP

Denver, Colorado

January 24, 2019